Exhibit 99.1

[LETTERHEAD OF ENGAGE, INC.]

ENGAGE, INC. AND ITS U.S. SUBSIDIARIES INITIATE

VOLUNTARY REORGANIZATION

ENTER INTO AGREEMENT TO SELL ALL OF THEIR ASSETS

FOR IMMEDIATE RELEASE

ANDOVER, MASS, June 19, 2003—Engage, Inc. announced today that in order to facilitate a financial restructuring, the Company and several of its United States subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Massachusetts (Western Division). The Company said that the filing would allow it to continue business operations while implementing its restructuring plan. While no reorganization plan has been finalized, Engage believes that it is unlikely that there will be any recovery for the Company’s stockholders. The Chapter 11 filing does not include the Company’s non-United States operations in Europe.

In conjunction with the filing, the Company has entered into a definitive asset purchase agreement providing for the sale of substantially all of its assets to Scene7, Inc., a privately-held company. Under the agreement, Scene7 would pay Engage $1.2 million in cash and assume liabilities in the range of approximately $650,000 to $850,000. Completion of the transaction is subject to the receipt of higher or otherwise better offers, bankruptcy court approval, regulatory approvals and other conditions. It is currently anticipated that the transaction will be completed in the summer of this year.

The Company believes that its accounts receivable, together with cash on hand will be sufficient to support its post-petition trade and employee obligations, as well as the Company’s ongoing operating needs during the restructuring process. The Company also announced that CMGI, Inc., the Company’s secured lender, had agreed to permit the Company to use cash collateral to help fund its post bankruptcy obligations. Among other things, CMGI has agreed to a carve-out from its collateral to make funds available to unsecured creditors.

Engage has requested that the Bankruptcy Court allow the Company to continue compensation and benefit plans for its employees, maintain its operations, and make post-petition payments due to suppliers in the ordinary course of business.

A Company spokesperson stated, “We are pleased to announce the proposed asset sale. We will continue to work throughout our Chapter 11 proceedings to maximize the interests of customers and suppliers, creditors and other parties in interest without compromising the quality of our products.”

The Company has been in contact with many of its customers, and believes that they will continue to support Engage during the reorganization period.

About Engage, Inc.

Engage, Inc. (OTCBB: ENGA) is a leading provider of advertising, marketing and promotion (AMP) software solutions. Engage’s digital asset management and workflow automation software enables the creation, production and delivery of marketing and advertising content more quickly and efficiently, increasing time-to-market advantages, boosting productivity and ultimately driving higher ROI from marketing programs and advertising campaigns. Engage is headquartered in Andover, Massachusetts, with a European affiliate headquartered in London. For more information on Engage, please call 877-U ENGAGE or visit http://www.engage.com.

Engage, Engage For Retailers, PromoPlanner, ContentServer and ApprovalServer are trademarks of Engage, Inc. Other product names mentioned herein may be trademarks and/or registered trademarks of their respective owners.

Statement Under the Private Securities Litigation Reform Act

Statements in this release may be forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect assumptions and involve risks and uncertainties that may affect the company’s business and prospects and cause actual results to differ materially from these forward-looking statements. Among the factors and risks that may affect the company’s future results are the ability of the Company to successfully: complete the proposed sales of its business operations or otherwise conclude a financial and operational reorganization of the Company in the Chapter 11 process; continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, vendors and suppliers, employees and customers given the Company’s financial condition; sell all or parts of the Company; reduce costs and improve cash flow; limit the Company’s vulnerability to general adverse economic conditions; sell and market its product; retain sole source and other limited source supplies; continue to protect its intellectual property; and the Company’s ability to manage other uncertainties and risk factors, such as those described from time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2002 and Quarterly Report on Form 10-Q for the period ended January 31, 2003.